EXHIBIT 10.2


                                                                         ANNEX I


                              CONSULTING AGREEMENT


     This Consulting Agreement (the "Agreement") is entered into as of this 1st day of July, 2003, by and between Occidental Petroleum Corporation, a Delaware corporation ("OPC"), and J. Roger Hirl ("Consultant").

                                   WITNESSETH:

     WHEREAS, Consultant has been employed as an employee of OPC since July, 1983; and

     WHEREAS, the parties now desire to end the employment relationship and provide for the availability of Mr. Hirl solely on a consulting basis;

     NOW, THEREFORE, in consideration of the mutual covenants and. agreements herein set forth, the parties agree as follows:

     1. Services. Effective as of the date hereof, Consultant shall be available to render services to OPC as a consultant for up to thirty (30) days during each twelve (12) month period from July 1, 2003 through June 30, 2005 (the "Consultant Term"). Consultant's consultation services shall be limited to those services which OPC requests from time to time. Consultant shall make himself available for such consultation services in OPC's offices and elsewhere as determined by OPC. OPC shall reimburse Consultant for all of his reasonable and actual business expenses incurred in connection with providing services specified hereunder.

     2. Compensation. During the Consultant Term OPC shall compensate Consultant at the monthly rate of sixteen thousand six hundred sixty-seven dollars ($16,667) (the "Monthly Retainer"), payable semimonthly, less appropriate deductions for taxes, etc.

     3. Restriction on Other Services. During the Consultant Term, Consultant shall not engage in full or part-time employment or work; accept employment with, or act as a Consultant for, or perform services for any person, firm or corporation without the prior written consent of OPC.
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     4.   Non-Disclosure of Information. Without the prior written consent of
OPC (which consent shall not be unreasonably withheld to the extent any disclosure by Employee is required by applicable law or regulation or applicable order of any court or governmental agency), Consultant shall not divulge to any person, business, firm, corporation or government entity, nor use to the detriment of OPC, or any of its subsidiaries, nor use in any business, venture, or any organization of any kind, or in any process of manufacture, production or mining, at any time, except as necessary in performing services for OPC:

          (a) Any OPC trade secrets in any form, including without limitation, all graphic material, forms, documents, data and information; and

          (b) Any OPC confidential information in any form, including without limitation, concerning inventions, discoveries, improvements. methods, technology, business plans, environmental plans, audits, reviews or other investigatory processes, procedures and practices, enterprises, exploration, mining or drilling information, manufacturing information, plant design, location or operation, financial results, reports or similar information, or any other OPC confidential information affecting or concerning the business or operation of OPC or any of its directors, officers or employees developed, acquired, used by or disclosed to Consultant in the performance of his services at any time in any capacity for OPC.

     5. Return of Documents. Consultant agrees to return to OPC no later than ten (10) calendar days after the effective date hereof, all OPC property and all originals and copies of OPC's property in his possession or under his control, including without limitation, keys, security passes, directories, policies, procedures. manuals. reports, organization charts, files, and computer discs containing any information concerning his job or any other information concerning OPC which he acquired during his employment with OPC. Consultant agrees that he will forever keep in strictest confidence (and will not deliver to anyone else) any and all notes, notebooks, memoranda, documents computer discs, manuals, files, and phone lists and, in general, any and all information and material in his possession or control affecting or concerning OPC's business or operations without the prior written consent of OPC (which consent shall not be unreasonably withheld to the extent any disclosure by Employee is required by applicable law or regulation or applicable order of any court or governmental agency).

     6. Non-Disclosure of Terms, etc. Consultant shall not, unless directed by lawful court order, disclose the terms and conditions of this Agreement to anyone other than his immediate family and any person deemed to be necessary to effectuate the terms and conditions of this Agreement, such as his attorney or accountant.

     7. Termination. OPC may terminate this Agreement for cause (as defined in the Employment Agreement, between OPC and Consultant, dated December 13, 2001), and Consultant may terminate this Agreement at any time upon thirty (30) days' notice to OPC.


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     8.   Release and Discharge. Except for obligations created by this
Agreement, and obligations to indemnify and defend Consultant for his acts or omissions as an employee, officer or director of either OPC or its subsidiaries pursuant to either OPC's by-laws, its Directors and Officers Liability Insurance or any other of its insurance applicable thereto, Consultant absolutely and forever releases and discharges Occidental Petroleum Corporation and its past and present subsidiaries, affiliated corporations and each of their shareholders, officers, directors, employees, insurance carriers, predecessors and successors, assigns, agents, attorneys, representatives, heirs, administrators (collectively "OPC Releasees") from any and all claims, demands, damages, losses, liabilities, debts, liens, judgments, obligations, accounts, actions, and causes of action, whether past, present, or future, known or unknown, at law, in arbitration or in equity, arising out of or in connection with any act or omission occurring at any time heretofore, including without limitation any act or omission related to or arising out of Consultant's employment, or the termination of benefits or other terms of employment by OPC or any California or other state, municipal, or Federal constitution, statute, regulation, ordinance, order, or common law, including without limitation, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq.; the Civil Rights Act of 1991; the Civil Rights Act of 1866, as amended, 42 U.S.C. Section 1981 et seq.; the Equal Pay Act, as amended, 29 U.S.C. Section 206(d) et seq.; Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001 et seq.; The Americans With Disabilities Act, 42 U.S.C.
Section 12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C.
Section 2601 et seq.; United States Executive Orders 11246 and 11375; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621 et seq.; California Government Code Section 12900 et seq.; the UNRUH Civil Rights Act, as amended, California Civil Code Section 51 et seq.; the Regulations of the Office of Federal Contract Compliance Programs, as amended, 41 C.F.R.
Section 60 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C.
Section 701 et seq.; or any claims based on misrepresentation, fraud, contract, an accounting, wrongful or constructive discharge, breach of privacy, retaliation, breach of covenant of good faith and fair dealing, violation of public policy, defamation, negligent or intentional infliction of emotional distress, discrimination on any basis prohibited by statute, common law, ordinance or public policy, loss of consortium, negligence, interference with business opportunity or with contracts, breach of fiduciary duty, or unfair insurance practices arising out of or related to any act or omission occurring before this Agreement is executed by Consultant, except that Consultant does not waive any claim for vested pension benefits or other welfare benefits to which Consultant is entitled per the terms of the plans, e.g. medical benefits. Consultant represents that he is unaware of any workers' compensation claims brought on his behalf or of any facts on which such a claim could be brought.

     9. Waiver. Consultant understands and acknowledges that there are laws which may invalidate releases of claims which are unknown to the releasing party. Consultant hereby waives any protection to which he may otherwise be entitled against OPC Releasees by virtue of any such law. In particular, and not by way of limitation, Consultant represents and acknowledges that he is familiar with Section 1542 of the California Civil Code, which provides as follows:


"A general release does not extend to claims which the creditor does not know or suspect to exist


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

in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Consultant waives and relinquishes any rights and/or benefits which he has or may have against OPC Releasees under Section 1542 of the California Civil Code, or any similar applicable statute of any jurisdiction to the fullest extent permitted by law.

     10. No Other Severance Benefits. Notwithstanding anything in this Agreement to the contrary, Consultant hereby acknowledges and agrees that this Agreement is in lieu of, and because he has entered into this Agreement he is automatically ineligible for and disqualified from participating in, any and all plans, programs or arrangements of severance, separation, termination or pay continuation announced or maintained heretofore or hereafter by OPC or any of its subsidiary or affiliated companies.

     11. Nature of Relationship. Consultant's relationship with OPC shall be as an independent consultant, and not as an employee.

     12. No Other Employment Agreements. As of the date of this Agreement any other existing employment or consulting agreement, or any plan, program or arrangement of severance, separation, termination, or pay continuation, oral, written or implied, between Consultant and OPC shall be deemed to be terminated and of no further force or effect. Further, the parties agree and acknowledge that this Agreement constitutes and contains the entire agreement and understanding of the parties concerning the subject matters hereof, and supersedes and replaces all prior negotiations, proposed agreements, or agreements, written or oral or implied. The parties each acknowledge, one to the other, that no other party, nor any agent or attorney of any other party, has made any promise, representation, or warranty whatsoever (express, implied or statutory) not contained herein concerning the subject matters hereof to induce them to execute this Agreement and that they have not executed this Agreement in reliance upon any such promise, representation, or warranty not contained herein. The parties further agree that any oral representations or modifications concerning this instrument shall be of no force or effect, and that this Agreement can only be modified by a writing, signed by all of the parties hereto.

     13. Arbitration. In the event of any dispute rising out of this Agreement, Consultant's prior employment or the Consultant Term or any other matter between the parties, Consultant and OPC agree that any such dispute shall be decided exclusively by neutral binding arbitration conducted in Los Angeles, California in accordance with the then current rules of the American Arbitration Association in effect in Los Angeles, California applicable to employment disputes. In the event the parties are unable to agree upon an arbitrator, they shall select from a list of seven (7) arbitrators designated by the American Arbitration Association. This Agreement to resolve any disputes by binding arbitration shall extend to claims by Consultant against any OPC Releasees and shall apply as well, to the full extent permitted by law to claims arising out of local, state and federal common law, statutes and ordinances. However, Consultant and OPC shall retain whatever rights to injunctive relief may be available under applicable laws concerning any claims and any dispute or claim in connection with the receipt of benefits under any benefit plans shall be governed by the claims procedures under the applicable plan.


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


     14. Release Acknowledgment. Consultant expressly acknowledges and agrees that the releases given above include a waiver and release of all claims which Consultant has or may have under the Age Discrimination in Employment Act Of 1967, as amended, 29 U.S.C. Section 621 et seq. The releases given above are given only in exchange for consideration (something of value) in addition to anything of value to which Consultant is otherwise already entitled. All releases set forth above do not waive rights or claims which may arise after the date of execution of this Agreement. Consultant acknowledges that (i) this entire Agreement is written in a manner calculated to be and is understood by Consultant, (ii) he has been advised in writing to consult with an attorney before executing this Agreement, and (iii) he has up to forty-five (45) days from the date he is presented with this Agreement to consider whether or not to sign the Agreement, and (iv) to the extent he executes this Agreement before the expiration of the forty-five (45)-day period, he does so knowingly and voluntarily. If Consultant signs this Agreement he shall have the right to cancel and revoke this Agreement during a period of seven (7) calendar days following his execution of the Agreement and this Agreement shall not become effective, and no money shall be paid hereunder until the expiration of such seven (7)-day period. In order to revoke this Agreement, Consultant shall deliver to OPC, prior to the expiration of said seven (7)-day period, a written notice of cancellation. This Agreement shall become effective on the eighth
(8th) day after Consultant's execution, provided there has been no revocation pursuant to this paragraph.

     15. Severability. Should any part of this Agreement, with the exception of Paragraphs 1 and 2, the releases and related provisions embodied in Paragraphs 8, 9 and 14, be declared or determined by any Court or other tribunal of appropriate jurisdiction to be invalid or unenforceable, any such invalid or unenforceable part, term or provision shall be stricken and severed from this Agreement and all other terms of the Agreement shall remain in full force and effect to the fullest extent permitted by law. The releases and related provisions embodied in Paragraphs 8, 9, and 14 and Paragraphs 1 and 2 are material to this Agreement and should any of these paragraphs be deemed invalid or unenforceable, this Agreement shall be null and void and any consideration received under this Agreement shall be returned to OPC.

     16. Assignment. This Agreement shall be binding upon Consultant, his heirs, executors and assigns and upon OPC, its successors and assigns.

     17. Governing Law. This Agreement is made and entered into in the State of California and shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflict of laws.

     18. No Change of Control of Employer (as defined below) shall be deemed to amend the terms and conditions of this Agreement. For purposes of this Agreement a "Change of Control of Employer" shall be deemed to have occurred if, after the date of this Agreement, any person, corporation or other entity becomes the beneficial owner, directly or indirectly, of 25% or more of the combined voting power of Employer's then outstanding voting securities.


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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first hereinabove written.

                              OCCIDENTAL PETROLEUM CORPORATION


                              By /s/ RAY R. IRANI
                                 -----------------------------
                                 Dr. Ray R. Irani


                              Consultant


                              By /s/ J. ROGER HIRL
                                 -----------------------------
                                 J. Roger Hirl


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